Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.275 per Share, a 1.9% Increase Over Prior Quarter

December 1, 2022

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.275 per share of common stock for the fourth quarter of 2022. On an annualized basis, this dividend of $1.10 per share of common stock represents an increase of $0.02 per share over the previous annualized dividend. The dividend is payable on January 13, 2023, to stockholders of record as of the close of business on December 30, 2022.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2022, the Company’s portfolio consisted of 1,572 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 4.2x. In addition, as of September 30, 2022, the Company’s portfolio was 99.8% leased to 329 tenants operating 486 different concepts in 16 industries across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.